Presentation at AGM by Bill Pass
Date: 11/27/06
Draft V2

1.                                       Welcome to AGM by Ann Carpenter (AC) and introduction of Bill Pass for formal Annual Shareholder’s Meeting business.

2.                                      Formal Meeting (BP) (Separate Presentation to be circulated Monday following Babiarz comments)

A.                                   Presentations:

BP:
(Slide: “Bill Pass”)

Now that the formal business of the Annual Shareholder’s Meeting has been completed, we would like to provide you an overview of the achievements your Company made during the past year and a report on our exciting prospects.

(Slide: NV Premier Exploration Company)

As you are likely aware, US Gold is committed to building Nevada’s Premier Exploration Company.  That is a company with the Land Position of a Senior

the Exploration Program and Budget of a Senior

the Market Liquidity of a Mid-Tear,

the Balance Sheet of a Mid-Tear, and

the Upside of a Junior.

Let me elaborate on each of these objectives and what we have achieved:

First, the Balance Sheet of a Mid-Tier-

In the world of exploration “Cash is King.”  You need a sizeable Treasury to support your exploration programs without having to repeatedly go back to the markets to raise funding.

Earlier this year we completed a $75 million financing of which over $60 million remains in the Treasury at September 30.  In addition, upon exercise of warrants at $10 per share which were included in that financing, an additional $93 million would be added to the Treasury.

We have no long term debt. Our balance sheet is very strong with adequate cash to fund both our 2-year $30 million exploration program at Tonkin, which you will hear more about later, and the financial commitments related to acquisitions of the four Target Companies:

Nevada Pacific,

White Knight,

Coral Gold and

Tone Resources

I will give you an update on those acquisitions later in my presentation.

Land Position of a Senior-

Our Tonkin property contains approximately 36 square miles squarely in the exciting Cortez gold trend; a trend which has produced some large discoveries, including Cortez Hills just to the North of Tonkin.  This total land position, while very impressive, would grow to approximately 160 square miles upon acquisition of the four Target Companies, an increase of 345%.

Exploration Program and Budget of a Senior-

As noted, we have a 2-year $30 million exploration program at Tonkin covering 400,000 feet of drilling, which is a sizable program for any company.  Of that budget we have spent approximately $4.5 million through September 30, 2006.  Our exploration program will be further enlarged to include properties of the Target Companies upon completion of our acquisitions.

Upside of a Junior Share Price to Success-

As a junior exploration company, US Gold has excellent upside price leverage to significant discovery.  This is in contrast to major companies which, no matter how significant a discovery, see only a modest increase in their share price.

For example, Placer (now part of Barrack) discovered Cortez Hills and their total market capitalization increased approximately $3 billion!  However, their share price only increased 30% based upon that discovery, because they are so big to start with.

Our current total market capitalization is around $240 million.  Can you imagine the impact on US Gold’s share price if our market capitalization increased by $3 billion as a result of a discovery similar to that at Cortez Hills?  This fantastic leverage to success is why I believe many of you are investors in US Gold.

Liquidity of a Mid-Tier-

(Slide: TSX listing)

Good Market liquidity is very important to all shareholders and investors since it makes investment in our stock much more efficient.  Effective August 30, our stock commenced trading on the Toronto Stock Exchange with symbol UXG.  We have also applied for listing on the American Stock Exchange and are hopeful of approval in the near future.  Upon listing of our shares on AMEX, our current OTC-Bulletin Board trading will be replaced.  These two national exchanges represent major steps forward to enhanced liquidity for you and for all our shareholders.

I would now like to give you an update on the Acquisitions-

This is how we fully-achieve Nevada’s Premier Exploration Company -  if all 4 Target Companies are acquired, we will increase our land position by 345%, expand our exploration program and increase our opportunity for exploration success with more targets on more quality properties.

(Slide: Target Co Logos)

In March of this year, we announced our intention to acquire four Canadian companies with properties in the Battle Mountain-Eureka Trend in Nevada.  The Companies, White Knight Resources, Nevada Pacific Gold, Coral Gold and Tone Resources, each have mineral properties that are adjacent to or near our Tonkin property.  It is our intention to acquire all of the shares of each of these Target Companies in exchange for shares of our common stock.

Earlier this year we experienced some regulatory delays on the acquisition trail, but I am pleased to report that last month we filed preliminary registration statements with the SEC for each of the Target Company acquisitions.  We have now received comments back from the SEC, and our intention is to respond to those SEC comments soon.  Upon effectiveness of the registration statements, we anticipate commencing formal separate offers to the shareholders of each of the Target Companies.  Those offers will be subject to a number of conditions including:

the tender of a minimum number of common shares

approval of listing on AMEX

receipt of the necessary regulatory approvals, and

approval from the Company’s shareholders

We hope to hold a Special Meeting of Shareholders during the first quarter of 2007 to approve actions necessary to consummate the Target Company acquisitions.

At this point I must say I am very optimistic about our prospects to offer Target Company shareholders the opportunity to join US Gold, Nevada’s Premier Exploration Company!

This concludes my portion of the Presentations.  I thank you.

Ann?